Exhibit 99.1                                              Investors May Contact:
                                                                   Stacey Yonkus
                                                    Director, Investor Relations
                                                                  (212) 885-2512
                                                         investor@asburyauto.com

                                                          Reporters May Contact:
                                                                     David Shein
                                                              RF|Binder Partners
                                                                  (212) 994-7514
                                                        David.Shein@RFBinder.com



           Asbury Automotive Group Comments on Fourth Quarter Earnings

     Preliminary Results Significantly Exceed Current Analysts' Expectations

       Announces Implementation of Efficient Regional Management Structure


New York, NY, Jan. 20, 2005 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that based on preliminary unaudited financial information for the fourth quarter ended December 31, 2004, the Company's earnings from continuing operations are expected to be approximately $0.42 per diluted share, above the analysts' consensus estimate of $0.33, and $1.61 per diluted share for the full year.

Overall revenue and gross profit for the fourth quarter were up approximately 16 percent on a same-store basis from the prior year quarter. All four components of the Company's business model - new vehicles; used vehicles; parts, service and collision repair; and finance and insurance - delivered double-digit same-store increases in gross profit for the quarter. For the full year 2004, total same-store revenue increased approximately six percent from the prior year, while same-store gross profit rose approximately four percent.

President and CEO Kenneth B. Gilman commented, "We are particularly pleased with the balanced performance of our business model during the quarter. These results were attributable to a bounce in our Florida markets, which posted a 28 percent same-store increase in gross profit, following the hurricanes experienced in the third quarter, as well as a solid overall performance in our non-Florida platforms, which were up approximately 11 percent on a same-store basis."

The Company also announced today that it has reorganized seven of its nine platforms into principally four regions: Florida; West (California, Texas & Oregon); Mid-Atlantic (North Carolina, South Carolina & Virginia) and South (Georgia & Arkansas); with Mississippi and Missouri remaining as stand-alone platforms. The Company expects a significant increase in management effectiveness as a result of this recent decision, as well as added operating and cost efficiencies. Within this more streamlined structure, regional and platform CEOs will continue to have direct responsibility for day-to-day operations, as well as the independence and flexibility to respond effectively to local market conditions. The Company also noted that in moving to this regional structure it would incur severance and other related one-time costs, which should be offset by anticipated expense efficiencies to be realized within the ensuing twelve months. A more detailed discussion of the regional alignment, as well as the related one-time costs and expense savings, will be provided when final audited results are reported in February.

Commenting on initial guidance for 2005, the Company expects a reasonable estimate range would be between $1.70 and $1.78 per share from continuing operations. This range does not reflect any of the anticipated costs or benefits associated with the regional reorganization.

Further details will be available when final audited financial results for the fourth quarter and full year 2004 are announced. The Company plans to issue its fourth quarter earnings press release before the market opens on Thursday, February 24, 2005 and to host a conference call for interested parties at 11:00 a.m. Eastern Standard Time. Dial-in information for the call will be available approximately two weeks prior to the call.

About Asbury Automotive Group Asbury

Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S., with 2004 revenue of approximately $5.3 billion. Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 96 retail auto stores, encompassing 132 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury believes that its product mix contains a higher proportion of the more desirable luxury and mid-line import brands than most public automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company's financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers which could cause, among other things, acquisitions under contract or letters of intent to fail, risks associated with the Company's substantial indebtedness, risks related to pending and potential future acquisitions, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.